Exhibit 4.33

LOAN AGREEMENT

1	No. AGREEMENT KL 1.01/01	OPENING 1/7/2002	TERM(DAYS) 1826	MATURITY 1/7/2007	VENUE São Paulo

2	BBA: BANCO BBA CREDITANSTALT S/A Headquarters: Av. Paulista, 37 – 19[o] andar – São Paulo – SP Corporate Taxpayer’s ID (CNPJ) 31.516.198/0001-94

3	BORROWER: TIM RIO NORTE S/A RUA FONSECA TELES, 18 – 30 Corporate Taxpayer’s ID (CNPJ) 04.206.050/0001-45

4	LOAN AMOUNT: Nine million, three hundred, ninety-one thousand, five hundred, eighty-nine reais and sixteen centavos (R$ 9,391,589.16)

5	EXPENSES/CHARGES:

At credit release (Advance)

	(A)	IOC [Tax on Credit, Exchange and Insurance Operations]		R$ 140,873.82

	(B)	Other (specify)		R$ -----o ---------

During the effectiveness of the Agreement:

		(A)	Expenses outlined in Clause 7, in amount to be verified

		(B)	New taxes and eventual increases out of those already incurring in amount to be verified as provided for in Clause 8.

On maturity and/or acceleration of payment

		(A)	one hundred per cent (100%) interest of CDI, daily compound, accrued of three wholes and thirty hundredths per cent (3.30%) p.a., equivalent to two hundred, seventy thousand, nine hundred and twenty-six millionths per cent (0.270926%) p.m., calculated exponentially “pro-rata temporis” based on a year of three hundred and sixty (360) days.

		(B)	Expenses outlined in Clause 7, at amount to be verified.

		(C)	New taxes and eventual increases out of those already incurring in amount to be verified as provided for in Clause 8.

6	NET AMOUNT CREDITED/RELEASED: nine million, two hundred, fifty thousand, seven hundred, fifteen reais and thirty-four centavos (R$ 9,250,715.34)

7	PAYMENT CONDITIONS – see exhibit 1

8	INTERVENING GUARANTOR(S): Name: Tim Brasil S/A Corporate Taxpayer’s ID (CNPJ) 04.214.266/0001-98

9	GUARANTEES: As per “Description(s) of Guarantee(s) attached: NIHIL

10	PROMISSORY NOTE: at the amount of twelve million, two hundred, nine thousand, sixty-five reais, ninety-one centavos (R$ 12,209,065.91), representing 130.00% over the principal amount, with maturity on demand, duly guaranteed by INTERVENING GUARANTOR(S)

11	REMARKS/SUPPLEMENTARY DATA:

By this present private instrument and in the best terms of the law, the parties appointed and qualified in Charts 2, 3 and 8 of the introduction hereof, which is an integral part hereof, hereinafter simply referred to as BBA, BORROWER and INTERVENING GUARANTOR(S), by their legal representatives undersigned hereinbelow, have agreed on the execution of this present Loan Agreement, which shall be ruled by the following clauses and conditions:

1 – BBA, in this act, grants a loan to the BORROWER, at the amount mentioned in Chart 4 of the introduction hereof, with a view to enhance its business/entrepreneur activity, for the term mentioned in the Chart 1, and said loan shall be subject to the expenses and charges specified in chart 5 of said introduction hereof.

2 – the net amount of loan, mentioned in the Chart 6 of the introduction hereof, already net of prepaid charges and expenses mentioned in Chart 5, is available to the BORROWER, on this date, by means of check payable to its order or any other form requested by the BORROWER.

3 – The BORROWER undertakes to pay to BBA, by means of check payable to the order of BBA, the principal amount of loan and all the financial charges provided for herein, based on a year of three hundred and sixty (360) days, according to the payment conditions and dates mentioned in the Exhibit 1, mentioned in the Chart 7 of the introduction hereof, at BBA’s headquarters, or at place indicated thereby, by letter, telegram or telex.

Paragraph 1: It is hereby certain and agreed that, if the maturity date of this agreement falls on national, local or banking holiday, the BORROWER shall pay the contractual outstanding balance on the following first business day. In this event, the charges contracted shall incur on the outstanding balance until the date of effective payment.

Paragraph 2: As long as previously authorized by BBA, the BORROWER may carry out the payment provided for in this clause on the day before holiday, calculating for this effect the contractual charges until the usual maturity date of the agreement.

Paragraph 3: As provided for in item 5 of the introduction hereof, the interest rate of this present instrument shall correspond to one hundred per cent (100%) of CDI (Interbank Deposit Certificate), daily compound, accrued of three wholes and thirty hundredths per cent (3.30%) p.a., equivalent to two hundred, seventy thousand, nine hundred and twenty-six millionths per cent (0.270926%) p.m. daily compound, incurring on the amount effectively due by the BORROWER, as from the date of the respective loan. The daily interest compound mentioned above is defined as being the result obtained through the accrual as compound of daily average rates, each one multiplied by the percentage indicated above (100.0%), these average rates are related to operations with Interbank Deposit Certificates, of term equal to one (1) business day, obtained by the Clearing House for the Custody and

Financial Settlement of Securities – CETIP, issued thereby by means of Daily Information (Technical Consulting), Volumes and DI rates, DI Over % p.a. (252), Average. In order to determine the aforementioned result, the daily average rates in force during the effectiveness period of this instrument shall be used, including the rate referring to the date of execution hereof and excluding the rate referring to the maturity date hereof.

Paragraph 4. In the event of extinguishment or non-disclosure of daily average rates mentioned above, the CDI calculation for the purposes of the provisions herein shall be made based on the daily rate practiced by BBA in operations carried out in the interbank market.

4 – In representation of principal amount, charges and all the liabilities assumed herein, the BORROWER delivers on this date to BBA a Promissory Note issued thereby on a “pro solvendo” basis, at the amount, maturity and percentage mentioned in the Chart 10 of the introduction hereof, duly guaranteed by the INTERVENING GUARANTOR(S) identified in the Chart 8 of the introduction hereof.

4.1. – The INTERVENING GUARANTOR(S), “aval” guarantor of the instrument of credit subject to this agreement, also in this act, under the exact terms of the Articles 896, 904 and following of the Brazilian Civil Code, expressly on an irrevocable and irreversible basis, assume the capacity as joint debtor(s) and principal obligor(s) of all liabilities assumed by the BORROWER in this agreement, agreeing with the terms and conditions set forth herein, as well as being jointly and severally liable, on an unconditional and unlimited basis with the BORROWER for the full compliance with everything established herein and waiving any other benefit of order and division.

4.2. – Proofs of debit resulting herefrom shall be besides the Promissory Note, all the requests for disbursements made, evidenced by accounting entries, under notice, to be made at debit of BORROWER’s credit facility, telex, telegrams, facsimile, e-mail and notices provided for on a contractual basis, and thus, being fully agreed, certain and determined the debt liquidity.

5 – The non-compliance by the BORROWER and/or INTERVENING GUARANTOR(s) of any of the obligations assumed herein, within term and as due, even if by contractual early maturity, the BORROWER and the INTERVENING GUARANTOR(S) shall be automatically considered in default, regardless of notice or judicial summons or extrajudicial communication and shall be then subject and for the period the default endures to the payment to BBA, without prejudice of the provisions in item 13 of:

(a) one whole per cent (1.0%) interest on arrears per month, calculated exponentially by day of delay;

(b) late payment surcharge in percentage equivalent to the average of interest rates practiced by BBA in its working capital operations, daily informed to the Brazilian Central Bank by means of the transaction PESP600, by force of the Circular Letter 2957, as of 12/30/1999, during the period between the maturity date of the liability and the date of its effective payment, incurring on the total amount of outstanding balance obtained on the maturity mate, to be accrued of interest on arrears set fort in letter “a” above; and,

(c)	two wholes per cent (2%) fine on the total amount due, accrued of portions referred to in items (a) and (b) above, which shall be due regardless of filing of respective collection suit.

6 – THE BORROWER to guarantee the strict compliance with all the principal and ancillary obligations covenanted herein, establishes in favor of BBA, the guarantee(s) mentioned in the instrument(s) “Description(s) of Guarantee(s)” attached hereto, which now is(are) an integral part of this Agreement, for all legal purposes and effect.

6.1 – It is hereby understood and agreed that the BORROWER, upon written request of BBA shall replace or reinforce the guarantees granted herein, within the term set forth by BBA.

7 – The BORROWER undertakes to meet all the requirements deemed necessary to register and formalize this Agreement and its guarantees, and shall bear all the current and future expenses derived from such registration and/or formalization, limited to the amount of ten thousand reais (R$ 10,000.00) . The BORROWER hereby acknowledges as net, certain and payable any and all debit notes to be issued by BBA in relation to the expenses outlined above, which shall be settled by BORROWER, upon its presentation, under the penalty of early maturity of debt contracted herein.

7.1 – The amounts related to the collection of future expenses incurring on this present loan in compliance with the provisions in “caput” of this clause, shall be informed to BORROWER(S) by sending correspondence by mail under the mode “AR” (acknowledgment of receipt) at the address mentioned in the introduction hereof, at least, five business days in advance to the date of payment.

8 – The parties agree that all taxes and social contributions and social insurance contributions incurring or to directly incur on this present loan, shall be exclusively borne by BORROWER, including future increases of Tax on Credit, Exchange and Insurance Operations (IOC), regardless of whom is the taxpayer responsible for its payment or retention.

8.1 – The amounts related to the collection of future taxes incurring on this present loan, including the Tax on Credit, Exchange and Insurance Operations (IOC) in compliance with the provisions in the “caput” of this clause, shall be informed to BORROWER by sending correspondence by mail under the mode “AR” (acknowledgment of receipt) at the address mentioned in the introduction hereof, at least, five business days in advance to the date of payment.

9 – The BORROWER undertakes to immediately inform BBA referring to any intention or decision of (“PARENT COMPANY”) or any of its affiliated companies, subsidiaries or its direct and indirect controlled companies in relation to the disposal, sale, assignment or transfer of BORROWER’s share control, currently indirectly held by the PARENT COMPANY.

9.1. – The non-compliance by the BORROWER of any liability agreed hereinupon, shall entitle BBA to require from the INTERVENING GUARANTOR(S), joint debtor(s), the payment of debt, accrued of charges covenanted above, including in the event of early maturity, by executing it(them) separately or simultaneously.

10 – It is hereby certain and agreed that the BORROWER, by means of written request of BBA, shall replace or reinforce the guarantees granted herein, within the term set forth by BBA, without prejudice of such guarantees. BBA may use, retain or compensate any other amounts, guarantees, notes or amounts held or to be held thereby, on any account, pertaining to the BORROWER, applying them in the amortization or settlement of debt contracted herein, in the event of arrears or default on the part of the BORROWER. BBA may also use such amounts, notes and/or product of guarantees covenanted herein, to amortize or settle any other debts, whether in the present or in the future of the BORROWER with BBA or with BBA’s affiliated, associated companies, subsidiaries or parent companies, irrespective of judicial summons or extrajudicial communication.

10.1. – For all the purposes of Clause 9 above, including for the exercise of compensation, BBA shall exercise the security interest in assets under its possession, and may negotiate or sell these assets, on an in court or out-of-court basis, regardless of any authorization of BORROWER, applying the product in the amortization in debts thereof or of BORROWER’s affiliated, associated companies, subsidiaries or parent companies, borrowers of BBA.

11 – Should BBA be forced to take any legal process to collect any credit stemming herefrom, attorney’s fees determined in court shall be added to the amount of respective credit, besides the charges provided for in items “a”, “b” and “c” of item 5 of the agreement.

12 – BBA may, at any time and at is exclusive discretion, assign and transfer in whole or partially the rights and obligations derived herefrom, and waiving the agreement of BORROWER and/or INTERVENING GUARANTOR(S), who in this act declare they are not opposed to such assignment or transfer.

13 – In addition to the cases provided for by law, BBA may consider the early maturity of this Agreement, irrespective of any notice or judicial summons or extrajudicial communication, and immediately require the compliance with all the obligations assumed herein, from BORROWER and/or INTERVENING GUARANTOR(S), joint debtor(s), in the occurrence of the following events:

a)	BORROWER and/or INTERVENING GUARANTOR(S)’s failure to comply with the liabilities contracted with BBA, as a result of this instrument, within term and due conditions;

b)	occurrence of any of the events mentioned in the Articles 762 and 954 of the Brazilian Civil Code;

c)	BORROWER’s request for debt rehabilitation proceedings, adjudication of its bankruptcy, its winding-up or protest of bill, the payment of which it is responsible, even if in the condition as guarantor, provided that respective stay of protest does not occur within up to fifteen (15) business days, as from the protest.

d)	decease, insolvency, interdiction, request for debt rehabilitation proceedings or adjudication of bankruptcy of any INTERVENING GUARANTOR(S) or other joint obligors, without BORROWER indicating a replacement, within two (2) days as from the occurrence of the event;

e)	early maturity of any other agreement with BBA;

f)	change in the economic-financial condition of BORROWER and/or any of the INTERVENING GUARANTOR(S) harming the compliance with the obligations assumed herein, at BBA’s discretion;

g)	in the event of amendment or modification to BORROWER’s corporate purpose and/or any of the INTERVENING GUARANTOR(S), harming the compliance with the obligations assumed herein, at BBA’s discretion;

h)	should occur any amendment or modification to the composition of BORROWER’s capital stock, or should occur any change, transfer or assignment, whether directly or indirectly, of final corporate/share control, or even the incorporation, merger or spin-off of the BORROWER, being expressly excluded from the assumption provided for in this clause, the transfer of BORROWER’s share control to companies, the share control of which is held directly or indirectly by current final parent company of BORROWER, i.e., Telecom Itália S.p.A, company headquartered at Piazza Degli Affari, 2 – 20123, Milan, Italy;

i)	should occur any amendment or modification to the composition of capital stock of any INTERVENING GUARANTOR(S), or should occur any change, transfer or assignment, whether directly or indirectly, of final corporate/share control, or even the incorporation, merger or spin-off of any of the INTERVENING GUARANTOR(S), being expressly excluded from the assumption provided for in this clause, the transfer of any INTERVENING GUARANTOR(S)’ share control to companies, the share control of which is held directly or indirectly by current final parent company of any INTERVENING GUARANTOR(S), i.e., Tim Brasil S/A, a company headquartered at Av. República do Chile, 500, city and state of Rio de Janeiro; or

j)	the receipt of any communication issued by the BORROWER, PARENT COMPANY or any of its affiliated companies, subsidiaries or direct or indirect controlled companies related to the intention or decision of the PARENT COMPANY or any of its affiliated companies, subsidiaries or direct or indirect controlled companies in disposing, assigning, selling or transferring the BORROWER’s share control currently indirectly held by the PARENT COMPANY.

k)	Should the BORROWER and/or either INTERVENING GUARANTOR(S) assign or transfer their liabilities stemming herefrom, in whole or partially, without the previous and express consent of BBA.

l)	Should the secured guarantees or personal guarantees and/or eventually covenanted herein be not duly made or formalized by BORROWER, joint obligors or other guarantors, according to the contractual or applicable legal provisions, or if for any fact related to its purpose or provider, they become inadequate, improper or insufficient to ensure the payment of debt, and provided that these are not replaced or supplemented, when requested by BBA.

14 – The parties’ abstention to exercise any rights or permissions, which are ensured thereto, as a result of law or this Agreement, or eventual agreement with delays in the compliance with the liabilities assumed herein by the Parties, shall neither imply renewal and nor shall prevent the Parties from exercising at any moment said rights and permissions.

15 – It is authorized to the BORROWER to provide for the payment of loan and its charges prior to the dates set forth in Exhibit 1, however, being agreed that should accelerated payment occur, the BORROWER shall answer for all charges, fines and taxes incurred by BBA in view of the accelerated payment.

16 – Under any event of accelerated payment of funds financed herein, or early maturity hereof, the BORROWER shall pay jointly with the amount of outstanding balance (principal amount, interest rates, charges, expenses), the IOC amount, should this be due by force of reducing the contractual term.

17 – It is ensured to BBA the ample right to verify the integrity of the guarantee(s) rendered in view of this Agreement, and thus,by means of representative duly qualified, may examine and inspect the place(s) where BORROWER’s facilities are located, as well as assets, purpose of the guarantee(s) rendered to BBA, as long as previously and formally communicated to the BORROWER.

18 – It is authorized to BBA mention in any disclosure about its activities, by any means of communication, the financial collaboration made through this Agreement, as long as cost and term are not disclosed.

19 – BORROWER declares to be aware and in agreement with the terms of Resolution 2,724, as of May 31, 2000 of the Brazilian Monetary Council and promptly authorizes BBA, on an irrevocable and irreversible basis and at any time, including after the maturity hereof: (i) to render to the Brazilian Central Bank any information about the amount of debits and responsibilities for guarantees assumed by BORROWER as a result of this instrument and other agreements executed with BBA or with any financial company of BBA Group, aiming the implementation and instruction of Credit Risk Central System, as well as (ii) consult the information related to the BORROWER mentioned in said system.

20 – Should the financial settlement of this present operation occur as from the effectiveness of new Brazilian Payment System, created by Law 10,214, as of 3/27/2001 and regulated by Resolution 3032, issued by the Brazilian Central Bank, as of 5/10/2001 and further applicable rules, the rate agreed upon, as established in Clause 3, reduced from the amount equivalent to one day of CDI Over rate, issued by Andima (National Association of Open Market Institutions), corresponding to the day immediately prior to said settlement shall be considered for the purposes of calculation of amount due, exclusively for payment made and made available on the same maturity date of this present operation.

21 – The parties elect the central court of the city of São Paulo, state of São Paulo, to settle any doubts stemming herefrom, waiving the others, no matter how privileged they may be, and BBA being entitled to elect the court of status of collateral or of BORROWER’s domicile or any of the joint obligors or INTERVENING GUARANTOR(S).

In witness whereof, the parties execute this present instrument in two (2) counterparts of equal content for a single purpose, jointly with the witnesses below.

São Paulo, January 7, 2002.

BANCO BBA CREDITANSTALT S/A

TIM RIO NORTE S/A (illegible signature)

INTERVENING GUARANTOR(S)

Name: TIM BRASIL S/A
Corporate Taxpayer’s ID (CNPJ) 04.214.266/0001-98
Paulo Diniz (signed)
Finance Director

TIM BRASIL S/A
Maria Emília Mendes Alcântara(signed)
Legal Director

WITNESSES:

1)	2)

EXHIBIT 1 TO THE LOAN AGREEMENT KL1.01/01 EXECUTED ON 1/7/2002

PAYMENT CONDITIONS

INSTALLMENT	AMOUNT	MATURITY
1/1	Interest rate at CDI Variation + 3.30% p.a.exp	1/7/2004
1/2	1,565,264.86 + CDI Variation + 3.30 % p.a. exp	7/7/2004
1/3	1,565,264.86 + CDI Variation + 3.30 % p.a. exp	1/7/2005
1/4	1,565,264.86 + CDI Variation + 3.30 % p.a. exp	7/7/2005
1/5	1,565,264.86 + CDI Variation + 3.30 % p.a. exp	1/7/2006
1/6	1,565,264.86 + CDI Variation + 3.30 % p.a. exp	7/7/2006
1/7	1,565,264.86 + CDI Variation + 3.30 % p.a. exp	1/7/2007

PROMISSORY NOTE

#01/01             MATURITY : ON DEMAND

                                    AMOUNT: R$ 12,209,065.91

ON THE MATURITY INDICATED ABOVE, WE WILL PAY THIS SINGLE COPY OF PROMISSORY NOTE TO BANCO BBA CREDITANSTALT S/A, HEADQUARTERED AT AVENIDA PAULISTA, 37 – 19o ANDAR, IN THE CITY OF SÃO PAULO, STATE OF SÃO PAULO, WITH CORPORATE TAXPAYER’S ID (CNPJ) 31.516.198/0001 -94, OR AT ITS ORDER, AT SÃO PAULO VENUE, STATE OF SÃO PAULO, IN DOMESTIC CURRENCY OF THIS COUNTRY, THE AMOUNT OF TWELVE MILLION, TWO HUNDRED, NINE THOUSAND, SIXTY-FIVE REAIS, NINETY-ONE CENTAVOS (R$ 12,209,065.91) .

ISSUER:	TIM RIO NORTE S/A
CNPJ/MF:	04.206.040/0001-45
ADDRESS:	RUA FONSECA TELES, 18-30
CITY:	RIO DE JANEIRO – RJ

SÃO PAULO, JANUARY 07,2002

(illegible signature)

INTERVENING GUARANTOR(S)

Name: TIM BRASIL S/A
Corporate Taxpayer’s ID (CNPJ) 04.214.266/0001-98
Paulo Diniz (signed)
Finance Director

TIM BRASIL S/A
Maria Emília Mendes Alcântara(signed)
Legal Director

This Promissory Note is subject to the Loan Agreement KL1.01/01

In compliance with that contained in the Article 34 of the Decree 57,663, as of 1/24/1966, issuer and beneficiary of this promissory note decide to establish that this note may be presented for payment within no later than eight (8) years, as from its issuance.